Exhibit 2.8

AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment to Membership Purchase Agreement (“Amendment”) is made and entered into effective as of December 31, 2023, by and between Precision Aerospace Group, Inc., a Florida corporation (“Buyer”) and Aerospace Services Group, LLC, a Florida limited liability company and DMNDT, LLC, a Washington limited liability company (collectively, the “Sellers”). The Buyer and Sellers are referred to collectively as the “Parties.”

Whereas, the Parties entered into a Membership Interest Purchase Agreement on December 14, 2023 (the “Agreement”), and

Whereas, the Parties recognize that sections of the Agreement need to be modified and amended, and

Whereas, the Parties by virtue of this agreement desire to document their modifications and amendments in a written instrument.

Now, Therefore, in consideration of the mutual covenants and promises contained herein and other good and valuable considerations, the Parties agree as follows:

1.	Recitals: The above and foregoing recitals are true and correct and are incorporated herein.

2.	Closing Date: Section 3.1 of the Agreement is amended as follows: The closing of the transaction set forth in the Agreement took place on December 31, 2023,

3.	Transaction Consideration. Section 2.2 of the Agreement is amended and replaced with the following:

The Purchase Price is the sum of Five Million Dollars ($5,000,000.00). The Purchase Price shall be paid as follows:

A. Notes Payable: At closing the Sellers shall each receive a promissory note (the “Note”) in the following amount:

DMNDT, LLC	1,875,000.00

Aerospace Services Group, LLC.	$ 625,000.00

Each Note shall bear interest at the rate of 5% per annum. On December 31, 2024, the Maker shall pay each Note Holder the interest that accrued on their respective Note from the Closing Date. Commencing on February 1, 2025, and on the same day of each month thereafter, each Note will be amortized in equal monthly payments of principal and interest over a term of 84 months until paid in full.

B. Common Shares: The Parties agree that for the purpose of this transaction the Common Shares to be received by the Sellers are valued at $5.00 per share. The distribution of the Common Shares to the Sellers at closing are as follows:

DMNDT, LLC	375,000 Common shares

Aerospace Services Group, LLC	125,000 Common Shares

C. Note Prepayment Upon Public Listing: Within 30 days of the Buyer’s S-1 registration statement becoming effective and the Company being listed on NASDAQ the Buyer shall satisfy each Note set forth in Section 3.A. above

D. Warrants. Annually commencing on January 1, 2025, and the first day of January in 2026 and 2027, the Sellers shall be entitled to a Warrant based upon the Company’s EBITDA for the preceding year less the EBITDA at 12/31 for the year preceding the calculation year multiplied by a factor of 5. The amount of the Warrant will be payable 50% in cash and 50% in Common Shares of the Buyer based upon its 10 day trailing VW AP.

Example:

EBITDA as of 12/31/2024

Less

EBITDA as of 12/31/2023

Amount

X 5 Multiple = Warrant Amount X Each Seller’s percentage of Purchase Price.

Warrant Amount to be paid 50% in cash and 50% in Common Shares

4.	Schedules: Schedules A and B are deleted from the Agreement.

5.	Effect of Modification and Amendment: The Amendments and modifications set forth herein shall be binding upon the Parties hereto, their successors, and assigns and shall inure to their respective benefits. Other than the Amendments and modifications contained herein, all of the terms contained in the Agreement remain in full force and effect.

6.	Counterparts: This Modification may be signed by the Parties in counterparts, including by facsimile, PDF, or other electronic transmission, and the signature pages combined shall create one document binding upon all of the Parties.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Parties have hereunto caused this Modification to be executed this 20 day of March, 2024.

SELLER:

AEROSPACE SERVICES GROUP, LLC

By	/s/ Maynard J. Hellman
Maynard J. Hellman, Manager

DMNDT, LLC

By	/s/ Doug Melvin
Doug Melvin, Manager

BUYER:

PRECISION AEROSPACE GROUP, INC.

By	/s/ Nelson Lamis
Nelson Lamis, Secretary

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